Exhibit 8.1

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200

FACSIMILE: (212) 480-8421

WWW.SEWKIS.COM

901 K STREET, NW

WASHINGTON, DC 20001

TELEPHONE: (202) 737-8833

FACSIMILE: (202) 737-5184

                                                                                   February 2, 2026

House of Doge Inc.

261 NE 61st Street

Miami, Florida 33137

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to House of Doge Inc., a Texas corporation (the “Company”), in connection with the merger by and among the Company, Brag House Holdings, Inc., a Delaware corporation (“Brag House”) and Brag House Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Brag House (“Merger Sub”). Pursuant to the Merger Agreement (as defined below), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Brag House (the “Merger”). The Merger is to be completed pursuant to the Merger Agreement, dated as of October 12, 2025, as amended on November 26, 2025, and February 2, 2026 (the “Merger Agreement”), by and among the Company, Merger Sub and Brag House.

In rendering this opinion, we have examined the Merger Agreement and the registration statement on Form S-4, File No. 333-291903, as amended as of the date hereof (the “Registration Statement”), as well as the Company’s Restated Certificate of Formation and Bylaws. We have also examined such other agreements, documents and records and other materials (including all exhibits and schedules thereto) as we have deemed necessary in order for us to render the opinion referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy and completeness of the statements contained in the Registration Statement and have relied upon certain assumptions, including that the Merger will be completed in the manner set forth in the Merger Agreement and the Registration Statement. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein being accurate. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Based on and subject to the foregoing, it is our opinion that the discussion relating to federal income tax matters under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as it describes statements of, and conclusions regarding, federal income tax law, and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date hereof, the material federal income tax consequences that should apply to U.S. Holders (as defined in the Registration Statement) of the Company’s shares resulting from the Merger.

House of Doge Inc.
February 2, 2026

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues that may result from the Merger, or as to any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement). Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Company solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the U.S. Holders (as defined in the Registration Statement) of Company shares, and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any such U.S. Holder. This letter is not to be relied upon for the benefit of any other person.

We consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this letter and to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Seward & Kissel LLP